Exhibit 10.11(a)

SCHEDULE A

to the

Servicing Agreement

Amended March 1, 2009

Hennessy Cornerstone Growth Fund, Series II (f/k/a The Henlopen Fund)

Hennessy Select Large Value Fund

Hennessy Cornerstone Large Growth Fund